EXHIBIT 12

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           AND PREFERRED DIVIDENDS


                                                                      FOR THE          FOR THE
                                                                    PERIOD ENDED      YEAR ENDED
                                                                     MARCH 31,       DECEMBER 31,
                                                                        1996             1995
                                                                  --------------- ---------------

Operating income (loss) before provision for income taxes
  per statement of operations ..................................      $117,824         $(17,435)
                                                                 ===============  ===============
Note: No adjusting items are present

Preferred dividend requirements ................................      $ 37,214         $  8,751

Ratio of income before provision for income taxes to net income            134%             134%
                                                                  --------------- ---------------

Preferred dividend factor on a pretax basis ....................      $ 49,866         $ 11,726
                                                                  ===============  ===============

Ratio of earnings (loss) to fixed charges ......................          2.36%           (1.49)%
                                                                  ===============  ===============

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